EX-16.1

August 7, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read Item 4.01 of the Current Report on Form 8-K of Gaia, Inc. dated August 7, 2023, which we understand will be filed with the Securities and Exchange Commission, and we agree with the statements concerning our firm contained in such Form 8-K. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Armanino LLP

Armanino LLP

Dallas, Texas